Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2012 EARNINGS

Robbinsville, New Jersey, August 6, 2012 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, announced today its results of operations for the three and six months ended June 30, 2012. Net income attributable to Roma Financial Corporation for the three and six months ended June 30, 2012 was $0.9 million and $2.3 million, respectively, or $.03 and $.08 per common and diluted share, compared to $1.4 million and $3.2 million, or $.05 and $.11 per common and diluted share, for the same period of the prior year.

At June 30, 2012, the Company’s consolidated assets were $1.85 billion, compared to $1.89 billion at both December 31, 2011, and June 30, 2011. Loans, before the allowance for loan losses and excluding loan originations sold, increased $26.2 million (2.7%) to $994.0 million since the end of 2011 and $65.0 million (7.9%) over June 30, 2011. Deposits decreased 4.0% to $1.53 billion from $1.58 billion at December 31, 2011 and $1.57 billion at June 30, 2011.  Stockholders’ equity ended the quarter at $219.1 million, compared to $218.0 million at December 31, 2011.

“Unprecedented low interest rates continue to constrict yields on loans and investments, and in concert with high liquidity and tepid commercial loan demand, caused a decline in interest income in both the comparative three and six month periods. To minimize the impact of low rates on net interest margins, management has tightly controlled rates on deposit accounts thereby purposefully limiting the inflow of deposits and encouraging the outward migration of higher costing deposits. We are in a very liquid position and our strategy is to forego the temptation of locking in unattractive higher yielding longer term investments, which might benefit earnings in the short term, but pose a threat to our earnings potential and capital when the inevitable increase in rates occurs”, commented Peter A. Inverso, President and CEO.

“Our banks continue to make residential and commercial loans available and our portfolios continue to establish new highs. Our loan portfolios should surpass the billion dollar threshold during the third quarter.  Additionally, we are making good progress in lowering our non-performing loan levels”, said Inverso.

“We have experienced significant growth in non-interest income from premiums on loans originated for sale by our residential loan origination group and mortgage servicing fee income. This improvement has helped abate higher expenses associated with problem loan resolutions and acquired collateral dispositions”, added Inverso.

“The strain on the banking industry from regulatory and economic forces is considerable, but our Company will doggedly pursue its mission of serving the banking needs of our communities”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 91 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey. Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com. RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.